Exhibit 99.1

Contact: David Ruckert or Bob Connors, CFO, 510-490-0719

FIBERSTARS REPORTS 3rd QUARTER RESULTS

                FREMONT, Calif. October 22, 2003—Fiberstars, Inc. (Nasdaq: FBST) today announced results for the third quarter, 2003.

                The net loss for the quarter was $181,000 ($0.03 per share), compared to a net loss of $2,974,000 ($0.58 per share) in the third quarter of 2002, which included a non-recurring charge of $2,405,000 ($0.48 per share) to increase the valuation allowance against deferred tax assets in 2002. The loss in 2003 included a tax expense against profits in Europe of $60,000.

Net sales for the quarter were $6,367,000 compared to $7,155,000 in the third quarter of 2002. Both the swimming pool and commercial lighting market sales were down 11% compared to a year ago. The pool market decline is attributable to the soft economy as well as increased competition. A new swimming pool product and marketing program to reenergize our fiber optic system sales in this market was presented to several major distributors and pool builders in the quarter. The reaction has been very positive, and we hope that this business segment will once again grow in 2004.

“The commercial lighting market revenue, although at approximately the same level as the second quarter, was lower than year ago because of unusually high light bar and themed entertainment sales in the 2002 period.”

For the first nine months of 2003, the net loss was $717,000 ($0.13 per share) vs. a net loss of $3,041,000 ($0.61 per share) a year ago. Nine month net sales in 2003 were $19,820,000 vs. $23,513,000 in 2002, a decline of 16%.

“We continue to believe the long term outlook for our business is positive as we introduce energy saving Fiberstars EFO™ into the market,” said David Ruckert, President, CEO of Fiberstars. “As we have previously indicated, we expect fourth quarter revenues will also decline from the year ago level, but we are hopeful for a profit in the coming quarter sufficient to make our April through December period approximately a breakeven. We are also hopeful for growth in sales and a profit for the year in 2004.

                “Fiberstars’ operating expenses in the quarter were $919,000 less than year ago, a 27% decline which is a result of cost cutting measures taken both last year and in 2003 as well as benefits from the DARPA contract. The Company hopes to improve its margins in 2004 by moving some of its manufacturing off shore.”

John Davenport, Fiberstars’ Chief Operating Officer/Chief Technology Officer, made a presentation in the third quarter to the Food Marketing Institute on the energy savings and other benefits of Fiberstars EFO. The previously announced improved efficiency version of Fiberstars EFO is scheduled to ship in the fourth quarter. This provides the spotlight output equivalent of eight 50 watt halogen lamps from a single 68 watt source. Several new end-of-fiber fixtures are in development for EFO systems as well, two of which are a product of Fiberstars alliance with a major architectural firm.

Fiberstars demonstrated its new continuous extrusion manufacturing process for its proprietary large core fiber, developed for EFO, to the project manager of the Advanced Technology Program at the National Institute of Science and Technology (NIST: Department of Commerce). The successful demonstration completed the $2,000,0000 NIST development program which began in 2000. The Company expects to begin full production using this production process in 2004.

As previously reported, Fiberstars completed a two stage financing during the quarter.  Under the financing the Company issued 1,350,233 shares of common stock and warrants to acquire 405,069 shares of common stock in exchange for gross proceeds of $4,388,250.

About Fiberstars

Fiberstars is the world’s leading supplier of fiber optic lighting. Fiberstars products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. Fiberstars has 38 patents on its technologies for fiber optic lighting. Customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Cleveland, England and Germany. Telephone 510-490-0719. Web site: www.fiberstars.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding expectations regarding fourth quarter revenues and profit and results for the April through December period, expected margins and the impact of offshore manufacturing initiatives, anticipated sales growth and profit for 2003, the business outlook for 2003, 2004 and thereafter, expectations regarding market growth including the pool segment,  expected benefits of the DARPA and NIST contract work, expected benefits from alliances, expected product introductions, ship dates, production schedules, expectations regarding customer acceptance and orders, energy efficiency and statements or implications that the new technology will offer a competitive edge and contribute to future growth. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company’s future include, but are not limited to, the slowing U.S. and world economy and its effects on Fiberstars’ markets, failure to develop marketable products from new technologies, failure of new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars’ SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002, and its Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date hereof.  Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

FIBERSTARS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	September 30,	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$3,539	$231
Accounts receivable trade, net	4,640	5,208
Notes and other accounts receivables	168	239
Inventories, net	6,552	6,808
Prepaids and other current assets	338	343
Total current assets	15,237	12,829

Fixed assets, net	2,276	2,581
Goodwill, net	4,103	4,032
Intangibles, net	346	462
Other assets	199	197
Total assets	$22,161	$20,101

LIABILITIES
Current liabilities:
Accounts payable	$1,588	$2,011
Accrued expenses	2,318	2,117
Bank overdraft	—	691
Short-term bank borrowings	109	593
Total current liabilities	4,015	5,412
Other long-term liabilities	54	—
Long-term bank borrowings	460	449
Total liabilities	4,529	5,861

SHAREHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	23,423	19,611
Notes receivable from shareholder	—	(75)
Cumulative translation adjustments	104	(119)
Retained earnings (accumulated deficit)	(5,896)	(5,178)
Total shareholders’ equity	17,632	14,240
Total liabilities and shareholders’ equity	$22,161	$20,101

FIBERSTARS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Net sales	$6,367	$7,155	$19,820	$23,513
Cost of sales	4,007	4,588	12,539	14,677
Gross profit	2,360	2,567	7,281	8,836
Operating expenses:
Research and development	358	771	757	1,704
Sales and marketing	1,620	2,006	5,233	5,986
General and administrative	540	660	1,884	2,063

Total operating expenses	2,518	3,437	7,874	9,753
Loss from operations	(158)	(870)	(593)	(917)

Other income (expense):
Equity in joint venture’s income	—	—	—	6
Interest and other income (expense), net	37	(14)	(22)	(65)

Loss before income tax	(121)	(884)	(615)	(976)
Benefit from (provision for) income taxes	(60)	(2,090)	(102)	(2,065)
Net loss	$(181)	$(2,974)	$(717)	$(3,041)

Net loss per share - basic and diluted	$(0.03)	$(0.58)	$(0.13)	$(0.61)

Shares used in computing net loss per share - basic and diluted	6,239	5,107	5,469	4,998